Exhibit 10.1

LITIGATION FUNDING AGREEMENT

This Litigation Funding Agreement is made as of the 9th day of April 2020, between BioCardia, Inc., (“Litigant”) and BSLF, LLC (“Funder”).

RECITALS

A.           WHEREAS, Litigant has requested funding for Litigation and Funder is prepared to provide funding to Litigant for Litigation; and

B.           WHEREAS, in exchange for the funding for Litigation, Litigant wishes to grant to Funder a share of any Litigation Proceeds.

NOW THEREFORE, in consideration of the promises contained herein, and for other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree to be bound as follows:

1.	DEFINITIONS

Capitalized terms used in this Agreement shall have the respective meanings ascribed to them in Exhibit A or otherwise as specifically defined in this Agreement.

2.	FUNDING

2.1.

General. Upon the terms and subject to the conditions set forth in this Agreement, Funder shall fund the fees and costs incurred in the Litigation on and after March 1, 2020. Such funding shall be on a non-recourse basis.

2.2.	Use of Funding. Litigant shall use the funding exclusively for legal fees and costs incurred in connection with the Litigation.

3.	RECEIPT OF LITIGATION PROCEEDS

3.1.

Trust Account. Litigant shall cause the Lawyers (a) to arrange to receive any and all Litigation Proceeds; (b) to receive any and all Litigation Proceeds in cash unless otherwise agreed by Funder; (c) for any and all cash Litigation Proceeds received by the Lawyers immediately to be deposited into a separate trust account (the “Trust Account”) established by the Lawyers at a depositary bank acceptable to Funder; (d) not cause or permit the funds in the Trust Account to be commingled with any other funds that are not Litigation Proceeds; (e) not to disburse the funds in the Trust Account except in accordance with this Agreement; and (g) to hold any non-cash Litigation Proceeds in trust for the benefit of Funder, the Lawyers and Litigant.

3.2.

Litigant’s Receipt of Litigation Proceeds. If, notwithstanding Section 3.1, Litigant directly or indirectly receives any Litigation Proceeds, Litigant will pay the Litigation Proceeds consisting of cash over, together with any amount in cash equal to the reasonable market value of any non-cash Litigation Proceeds received, to the Lawyers to be deposited into the Trust Account and held and disbursed in accordance with this Agreement. If there is a dispute regarding the appropriate valuation of any non-cash portion of the Litigation Proceeds, then the dispute shall be resolved pursuant to Article 13.

4.	APPLICATION OF LITIGATION PROCEEDS

4.1.

Payment Waterfall. Litigant shall cause the Lawyers promptly to pay to Funder out of the Trust Account all Investment Returns, as and when any Litigation Proceeds are received (once such funds clear or otherwise become available), in accordance with Exhibit B. If no Litigation Proceeds are obtained from the Litigation, then Funder will not be entitled to its financial return and Litigant will owe Funder nothing.

4.2.

Taxes. Litigant is liable for and shall pay any and all Taxes (other than taxes imposed upon Funder as a consequence of Funder’s income) on the Litigation Proceeds or as a consequence of any Settlement including, to the extent applicable, any Tax payable with respect to forgiveness of indebtedness or other comparable or similar Tax liability resulting from relief from a liability or obligation rather than an affirmative receipt of money or other value.

4.2.1.

No Tax payment, liability or obligation of Litigant shall operate to reduce any amount payable to Funder under this Agreement. If any such reduction or withholding is required by law, Litigant shall (a) promptly notify Funder upon becoming aware of the required deduction or withholding; (b) pay to the relevant authorities (within the time allowed) the full amount required to be deducted or withheld (including the full amount required to be deducted or withheld from any additional amount paid by Litigant to Funder under this clause); (c) promptly provide Funder an official receipt (or a certified copy or such other evidence reasonably acceptable to Funder), evidencing the relevant withholding and payment to such authorities; and (d) pay to Funder such additional amounts as are necessary to ensure that (after making any such withholdings or deductions) the net amount actually received by Funder in respect of the payment due from Litigant equals the amount Funder would have received if no such withholdings or deductions had been required.

4.2.2.

Funder may, but shall not be obligated to, pay any Tax liability or obligation of Litigant with respect to the Claim, the Litigation or any Settlement that Litigant fails to pay timely and in full. Litigant shall be liable to reimburse Funder, upon demand, for any such payment plus interest thereon at the annual rate of 6%, compounded quarterly, calculated from the date of such payment until reimbursement by Litigant in full (whether before or after judgment). If Funder pays any such Tax liability or obligation of Litigant, all amounts payable by Litigant under this Paragraph 4.2.2 shall be in addition to all other amounts payable by Litigant to Funder pursuant to this Agreement including any Investment Return.

5.	SETTLEMENT

5.1.

Right to Settle. Litigant shall not Settle the Claims or the Litigation without the prior consultation of the Funder, whose input shall be considered and addressed in writing if requested in writing, to the extent such consultation is practicable given the timing and exigencies of Settling the Claims (written input is unlikely to be practicable in, for example, a mediation). Funder shall have the right but not the obligation to participate in real-time settlement negotiations (e.g., a mediation). Notwithstanding the foregoing, Litigant shall have the sole and exclusive right to settle on whatever terms it deems acceptable.

6.	COVENANTS OF LITIGANT

6.1.

Irrevocable Instruction to Lawyers. Concurrently with execution of this Agreement, Litigant shall, and shall cause the Lawyers to, execute and deliver, or to otherwise acknowledge in a manner satisfactory to Funder, an irrevocable instruction (an “Irrevocable Instruction”) substantially in the form attached as Exhibit C. If Litigant engages any additional or substitute Lawyers, except for local counsel that will not have access to Litigation Proceeds, then at the time of the engagement Litigant shall, and shall cause the additional or substitute Lawyers to, execute and deliver to Funder an Irrevocable Instruction in a manner satisfactory to Funder. Litigant shall cause the Lawyers to comply with each Irrevocable Instruction.

6.2.	Cooperation of Litigant. At all times during the term of this Agreement, Litigant shall:

6.2.1.

cooperate with the Lawyers and Funder in all material matters pertaining to the Claims and the Litigation, and devote sufficient time and attention as is reasonably necessary to conclude the Claims successfully;

6.2.2.

remain a party to the Litigation until Final Resolution and, subject to the terms of this Agreement, remain responsible for all liability, costs and expenses related thereto, including any and all Litigation Expenses relating to the Claims and the Litigation;

6.2.3.

use best efforts to prevail in and pursue the Litigation, to maximize the value of the Litigation Proceeds and the recovery relating to the Claims and the Litigation and to collect the Litigation Proceeds as soon as practicable;

6.2.5.

promptly enter, enforce and execute on any judgment obtained and pursue prosecution in all appropriate jurisdictions, including collection of any and all available assets of any Defendant as soon as possible.

6.3.

Truth and Completeness of Representations and Warranties. Litigant’s representations and warranties to Funder in this Agreement shall remain true, correct and complete at all times during the term of this Agreement.

7.	REPRESENTATIONS AND WARRANTIES

7.1.	Mutual Representations and Warranties. Each party represents, warrants and acknowledges to the other, as of the date hereof, that:

7.1.1.	It has full right, power and authority, and has taken all action necessary, to execute and deliver this Agreement, and to perform its obligations hereunder;

7.1.2.	This Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms;

7.1.3.

No notice to, registration with, consent or approval of, or any other action by, any relevant governmental authority or other Person is or will be required for it to execute, deliver, and perform its obligations under this Agreement;

7.1.4.	It has had this Agreement reviewed by competent counsel and has received advice regarding the execution and delivery of this Agreement and the performance of its obligations under this Agreement;

7.1.5.	The other party has not given any investment advice or rendered any opinion to it as to whether entering into this Agreement in exchange for the rights received is prudent; and

7.1.6.	It has received independent and appropriate tax advice in connection with this Agreement and, on the basis of that advice, is entering into this Agreement.

7.2.	Litigant’s Additional Representations, Warranties and Covenants. Litigant represents and warrants to and covenants in favor of Funder that, at all times during the term of this Agreement:

7.2.1.

The making and performance by it of this Agreement do not and will not violate any charter, bylaw or other organizational agreement of Litigant, any law or regulation applicable to Litigant, or any other agreement or instrument by which Litigant is bound;

7.2.2.

Litigant is the sole legal and beneficial owner of, and has good title to, the Claims free and clear of any (a) mortgage, pledge, lien, charge, hypothecation, right of set-off or counterclaim, security interest or other encumbrance, security agreement or trust securing any obligation of any Person or arrangement of any kind; (b) purchase or option agreement or arrangement; (c) subordination agreement or arrangement; (d) agreements to create or effect any of the foregoing or which have a similar or analogous nature or effect, in each case other than as previously disclosed to Funder;

7.2.3.

Litigant will not cause, permit or assert over or otherwise attach to the Claims or the Litigation Proceeds any (a) mortgage, pledge, lien, charge, hypothecation, right of set-off or counterclaim, security interest or other encumbrance, security agreement or trust securing any obligation of any Person or arrangement of any kind; (b) purchase or option agreement or arrangement; (c) subordination agreement or arrangement; (d) agreements to create or effect any of the foregoing or which have a similar or analogous nature or effect;

7.2.4.

Litigant has not made or entered into and shall not make or enter into any assignment, trust arrangement, security, sale, transfer or sub-participation or local law equivalent of its right, title or interest in the Claims or the Litigation Proceeds, and there are no agreements (whether in writing or oral) between Litigant and another Person granting or agreeing to grant a contingent interest in, or granting or agreeing to grant a right to payment determined by reference to, the Litigation Proceeds other than this Agreement;

7.2.5.	Litigant has not taken and shall not take any steps or execute any documents which would materially or adversely affect the Claims or the recoverability of the Litigation Proceeds;

7.2.6.

Litigant has not engaged, and shall not engage, in any acts or conduct or make any material omissions, agreements or arrangements that would result in Funder receiving less payment or less favorable treatment in respect of the Claims or the Litigation Proceeds than as set forth in this Agreement;

7.2.7.

Litigant has not recouped or set off or agreed to recoup or set off, and shall not agree to do so, any amounts against the Claims or the Litigation Proceeds and no rights of recoupment or set-off of, or similar rights against Litigant exist which will permit any recoupment or set-off of or counterclaim against the Claims or the Litigation Proceeds except as set forth in this Agreement or as has been otherwise disclosed in writing to Funder; and

7.2.8.	Litigant has the full power and authority to bring the Claims, pursue the Litigation and direct the Lawyers; and

8.	DURATION OF AGREEMENT

8.1.	Subject to Article 9, this Agreement commences on the date hereof and, absent Termination, continues in effect until:

8.1.1.	Final Resolution; and

8.1.2.	Litigant has complied with all of its obligations pursuant to this Agreement; and

8.1.3.	all Litigation Proceeds (if any) have been fully disbursed in accordance with this Agreement.

9.	TERMINATION RIGHTS

9.1.

By Funder. Funder shall have the right to terminate this Agreement upon ten (10) days’ written notice to Litigant. Funder shall be obligated to fund only the fees and costs necessarily incurred in the Litigation through the end of the month in which the termination notice was served.

9.2.

By Litigant. Litigant shall have the right to terminate this Agreement (other than Litigant’s obligations to pay or disburse the Litigation Proceeds in accordance with this Agreement) upon ten (10) days’ written notice to Funder from and after a failure by Funder to fulfill its obligations under this Agreement if such failure or material breach is continuing at the end of the ten (10) day period.

10.	SECURITY AGREEMENT

10.1.

Grant of Security Interest. As security for the payment and performance in full of the Secured Obligations, Litigant hereby grants, assigns and pledges to Funder, its successors and assigns, a security interest of first priority in any and all right, title or interest of Litigant in or to any and all of the following assets and properties now owned or at any time hereafter acquired by Litigant or in which Litigant now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”):

9.1.1. the Claims and the Judgment; and

9.1.2. the Litigation Proceeds.

10.2.

Continuing Security Interest. Litigant acknowledges and agrees that the Funder’s security interest in the Collateral constitutes continuing collateral security for all of the Secured Obligations. The proceeds of the Collateral, or any part thereof, and the proceeds of any remedy hereunder shall be paid and applied first to Funder in accordance with Exhibit B and then the balance, if any, to Litigant, its successors and assigns, or to whomsoever may be lawfully entitled to receive the same.

10.3.

Financing Statements. Litigant hereby irrevocably authorizes Funder at any time and from time to time to file in any file office in any jurisdiction that Funder deems advisable (a) any Uniform Commercial Code financing statement providing the name of Litigant as debtor, Collateral Agent as secured party and indicating the Collateral as collateral covered by the financing statement and (b) any other notice, filing or other document that Funder deems necessary or advisable to perfect or protect the security interest or to maintain its first priority. To the extent that any filed financing statement referred to above is required to be modified in order to make the description of collateral provided for therein more consistent with the Collateral description provided herein, Funder agrees that it shall file amendments to any such financing statements requested by Litigant from time-to-time in furtherance of such purpose. Upon the payment to Funder in full of the Secured Obligations, including all Litigation Proceeds to which Funder is entitled under this Agreement, the security interest granted herein shall terminate and all rights to the remaining Collateral shall revert to Company. Upon such termination Funder hereby authorizes Company to file any UCC termination statements necessary to effect such termination and Funder will execute and deliver to Company any additional documents or instruments as Company shall reasonably request to evidence such termination.

11.	GOVERNING LAW; JURISDICTION AND VENUE; DISPUTES

11.1.

Governing Law. This Agreement is entered into in the State of California and shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and fully to be performed in such state. Conflict of laws rules that would require the application of the law of any other jurisdiction shall not apply.

11.2.	Arbitration of Disputes. All disputes, claims or causes of action between the parties arising out of or relating to this Agreement shall be resolved in accordance with Exhibit D.

12.	NOTICES

12.1.	Method. All notices given under this Agreement shall be in writing and may be served personally, by recognized overnight courier such as FedEx, or by email, addressed as follows:

TO FUNDER:

Andrew S. Blank

3455 NW 54th Street

Miami, FL 33142

Ablank@archiveamerica.com

WITH A COPY TO:

Jorge L. Guerra

255 Alhambra Circle, Suite 1150

Coral Gables, Florida 33134

jlg@rtgn-law.com

TO LITIGANT:

Peter Altman

BioCardia, Inc.

125 Shoreway Road

San Carlos, CA 94065

WITH A COPY TO:

Wilson Sonsini

650 Page Mill Road

Palo Alto, CA 94304-1050

Attn: Michael Danaher

12.2.

Receipt. A notice shall be considered to have been received on the first business day after it is sent by overnight courier for next business day delivery and on the day it is transmitted by facsimile or email.

13.	ACKNOWLEDGEMENT

13.1.	By executing this Agreement Litigant acknowledges that:

13.1.1.	Funder recommended to Litigant that Litigant obtain legal advice as to the meaning and effect of this Agreement; and

13.1.2.

Funder is not a law firm; neither Funder nor its representatives or Affiliates are engaged in the practice of law or any other professional activity; Funder is not providing any legal advice to Litigant; and Litigant has not and shall not rely on Funder or its Affiliates for legal, tax, accounting or other professional advice.

14.	GENERAL

14.1.

Interpretation. Section headings in this Agreement are for convenient reference only and shall not affect the interpretation or construction of this Agreement. The singular includes the plural in this Agreement and vice versa. Examples and words like “including” are deemed to mean “without limitation”. All references in this Agreement to Articles, Sections, Paragraphs and Exhibits are references to the relevant provisions of this Agreement.

14.2.

Merger Clause. This Agreement shall constitute the entire agreement between the parties, and shall supersede all prior agreements, understandings and negotiations between the parties with respect to the subject matter hereof. If the parties entered into any earlier agreements (other than a confidentiality agreement), those agreements are hereby terminated and this Agreement shall be the sole agreement governing the parties’ relationship. A prior confidentiality agreement is not superseded by this Agreement and continues in full force and effect. However, to the extent that there is a conflict between this Agreement and the confidentiality agreement, this Agreement will control.

14.3.

Assignment. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, and legal representatives. All representations, warranties, covenants and indemnities made herein shall survive the execution and delivery of this Agreement. Neither this Agreement, nor any rights, interests, obligations and duties arising hereunder, may be assigned or otherwise conveyed (a) by Litigant except as expressly provided herein without the express consent in writing of Funder, or (b) by Funder except that Assignee shall not be adverse or in conflict with Litigant and except as expressly provided herein without the express consent in writing of Litigant; provided that, without Litigant’s consent, Funder may (i) assign its rights and obligations under this Agreement to a Subsidiary, (ii) provide co-investment participations in or to all or a portion of its rights and obligations under this Agreement and (iii) exercise any rights as secured party with respect to the Collateral.

14.4.

Independent Parties. The parties are independent contractors to one another with respect to this Agreement and neither party shall be deemed to be an agent, employee or joint venturer of the other by virtue of this Agreement. Nothing in this Agreement shall constitute the Litigant and Funder as partners or fiduciaries of one another. Neither party shall have any power, right or authority to bind the other to any obligation or liability, to assume or create any obligation or liability or transact any business in the name or on behalf of the other, or make any promises or representations on behalf of the other, except as expressly set forth herein.

14.5.

Amendment; Waiver. This Agreement shall not be amended, and no term or provision of this Agreement may be waived, except in writing signed by a duly authorized representative of each party. No delay on the part of a party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, and no single or partial exercise of any right, power or remedy by a party shall preclude any further exercise thereof.

14.6.

Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. This Agreement may be delivered by any party by facsimile or other electronic means and any copy so delivered shall be deemed to be an original.

14.7.

Severability. If any provision of this Agreement, or the application thereof to any Person or circumstances, is or becomes invalid or unenforceable, the remaining provisions will not be affected and each remaining provision shall remain valid and be enforceable to the full extent permitted by applicable law.

14.8.

Further Assurances. Each party will promptly execute all documents and do all things that another party from time to time reasonably requires to effect, perfect or complete the provisions of this Agreement and any transaction contemplated by it. Other than as provided in Article 10, neither party shall take any action, or omit to take any action, that is reasonably likely to have a Material Adverse Effect.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written by their respective duly authorized representatives.

BioCardia, Inc.		BSLF, LLC
By:	/s/ Peter Altman	By:	/s/ Andrew S. Blank
Name: Peter Altman Title: Chief Executive Officer		Name: Andrew S. Blank

EXHIBIT A

DEFINITIONS

“Actual Funding”	The aggregate principal portion of the Funding Amount actually paid by Funder pursuant to this Agreement up to and including the date of Termination.

“Agreement”	This agreement between the Litigant and Funder, as amended from time to time, in accordance with Section 16.5, including all Exhibits.

“Claims”	The claims that Litigant has against any party in connection with the Litigant.

“Collateral”	Shall have the meaning assigned to such term in Section 9.1.

“Final Resolution”

The resolution of the Litigation which substantially concludes the Litigation with respect to Litigant pursuant to (i) a final, non-appealable, legal and valid judgment of the Court, or (ii) a Settlement agreement between Litigant and all Defendants.

“Irrevocable Instruction”	Shall have the meaning assigned to such term in Section 6.1.

“Investment Return”	The fees or return payable to Funder, in accordance with Exhibit B, for making available the Funding Amount.

“Judgment”	Means the judgment issued by the United States District Court for the District of Nebraska in connection with the Litigation.

“Lawyers”

Feinberg Day Kramer Alberti Lim Tonkovich & Belloli LLP, 577 Airport Boulevard, Suite 250, Burlingame, California 94010 and/or any substitute or additional legal counsel engaged by Litigant with respect to the Claims or the Litigation and who are approved by Funder, which approval shall not be unreasonably withheld.

“Litigation”

The legal proceedings and any and all claims, actions and/or proceedings relating to or arising from the case captioned Boston Scientific Corp., et al., v. Biocardia Inc., Case No. 3:19-05645-VC, U.S.D.C., N. D. Cal., including the Judgment, and any appeal or remand therefrom or proceedings in connection therewith and any new proceedings that may arise from the Claims.

“Litigation Proceeds”

Any and all consideration actually paid directly or indirectly to or for the benefit of Litigant or received directly or indirectly by or for the benefit of Litigant in connection with the Litigation (whether by judgment, Settlement, licensing or otherwise), including the present fair market value, at the time of settlement or collection, of any cash or property recovered, or tangible or intangible value received, any cash, damages (punitive or otherwise), penalties, interest and other amounts paid or property transferred in respect of the Litigation. Without limiting the generality of the foregoing, Litigation Proceeds shall be determined without taking into consideration (i) any fees or expenses incurred in connection with obtaining or collecting the Litigation Proceeds (including any contingency fees), and (ii) recoupments or set-offs of any kind, including any recoupments or set-offs in respect of any counterclaims or cross-claims asserted against Litigant by any party.

“Secured Obligations”

Collectively: (i) the obligation of Litigant to pay the Investment Return to Funder, (ii) all other funding to Litigant, and debts, liabilities, obligations, covenants and duties of Litigant owing to Funder now or hereafter existing, whether joint or several, direct or indirect, absolute or contingent or due or to become due, arising under or in connection with this Agreement or any of the transactions contemplated thereby and including any interest due thereon and all fees, costs, and expenses incurred by Funder in connection therewith; (iii) all debts, liabilities, obligations, covenants and duties of Litigant to pay or reimburse Funder for all expenses including attorneys’ fees, incurred by Funder in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement, including all such costs and expenses incurred during any legal proceeding, including any proceeding under any applicable bankruptcy, insolvency or other similar debtor relief laws; and (iv) all interest and fees on any of the foregoing, whether accruing prior to or after the commencement by or against Litigant of any proceeding under any applicable bankruptcy, insolvency or other similar debtor relief laws naming Litigant as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Settlement”

Any compromise, discontinuance, waiver, payment, release or other form of settlement whatsoever where value passes from or on behalf of a Defendant to or for the benefit of Litigant in circumstances in which the Litigation does not continue as a result of or in connection with the passing of that value; and “Settle”, “Settles” and “Settled” have corresponding meanings.

“Taxes”

Any and all applicable taxes, duties, charges or levies of any nature imposed by any taxing or other governmental or regulatory authority including income, gains, capital gains, surtax, capital, franchise, capital stock, value-added taxes, taxes required to be deducted from payments made by the payor and accounted for to any tax authority, employees’ income withholding, back-up withholding, withholding on payments to foreign Persons, social security, national insurance, unemployment, worker’s compensation, payroll, disability, real property, personal property, sales, use, goods and services or other commodity taxes, business, occupancy, excise, customs and import duties, transfer, stamp, and other taxes (including interest, penalties or additions to tax in respect of the foregoing), and includes all taxes payable pursuant to any provision of state, local or foreign law.

“Termination”	Any termination of this Agreement in accordance with Article 9.

EXHIBIT B

INVESTMENT RETURN

1.     Investment Return. Subject only to the fees due the Lawyers, but prior to payment of any other amounts from the Litigation Proceeds, Litigant shall cause the Lawyers to pay Funder all amounts owed by Litigant to Funder pursuant to Section 4.2, if any, plus an amount, without reduction, set-off or counterclaim, equal to (i) the Actual Funding, plus the greater of (ii)(a) 50% of the remaining Litigation Proceeds, up to three times (3x) the Actual Funding, or (b) 30% of the remaining Litigation Proceeds (the “Investment Return”).